COVERAGE EXTENSION RIDER

This Rider is made a part of the policy on the date specified on the Policy Summary. Except where this Rider provides otherwise, it is subject to all conditions of the policy.

BENEFIT - If the policy and this Rider are in force on the Maturity Date, and any past due Deduction Amounts have been paid, then We will continue this policy in force beyond the Maturity Date. The policy will be continued until the earlier of Due Proof of the Insured's Death or in the case of a Survivorship policy, the Second Death (referred to as "Death" for purposes of this Rider) or the date that We receive Your request for full surrender In Writing. All other riders and supplemental benefits attached to the policy will terminate on the Maturity Date.

The Death Benefit after the Maturity Date will be equal to the Amount Insured as of the date of Death, minus any loan amount due and any amounts payable under a collateral assignment of the policy. After the Maturity Date, Deduction Amounts (and all individual expenses/charges which are part of the Deduction Amount) under the policy will not be charged, and additional premium payments (except as needed to keep the policy from lapsing) will not be accepted. Interest on loans will continue to accrue and will be added to the total Loan Account value, and loan repayments will be accepted. New loans, partial surrenders and transfers among the Investment Options (funds) will continue to be permitted after the Maturity Date.

All other provisions of the policy relating to the payment of the Death Benefit apply to the Death Benefit after the Maturity Date. The Death Benefit and policy values are based on the experience of the Investment Options selected, and are variable and not guaranteed.

TAXATION - The policy may be surrendered prior to Death for its Cash Surrender Value. Such a surrender will be treated as a taxable distribution.

THE TAX RESULTS OF ANY BENEFITS RECEIVED UNDER THIS RIDER DEPEND UPON INTERPRETATION OF THE INTERNAL REVENUE CODE. THE POLICY MAY NOT QUALIFY AS LIFE INSURANCE UNDER FEDERAL TAX LAW AFTER THE MATURITY DATE AND MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES. THE COMPANY DOES NOT GIVE TAX ADVICE. YOU SHOULD CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO ALLOWING COVERAGE TO REMAIN IN FORCE BEYOND THE MATURITY DATE.